THE GLENMEDE PORTFOLIOS
Registration No. 811-06578
FORM N-SAR
Annual Period Ended October 31, 2011

SUB-ITEM 77D: Policies with respect to security investments.

(b)
The Muni Intermediate Portfolio has changed its classification from a non-diversified to a diversified investment company under the Investment Company Act of 1940, as amended, which reduces, with certain exceptions, the percentage of assets which it may invest in securities of a single issuer.

Sub-Item 77Q1: Exhibits.

(b)
The response to sub-item 77D(b) with respect to the Muni Intermediate Portfolio is incorporated herein by reference to Registrant’s Supplement to the Prospectus and Statement of Additional Information dated and filed with the Commission on May 20, 2011.

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